Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Reports Record Results Across All Financial Metrics For The Fourth Quarter And Full Year 2024

LEAWOOD, KANSAS, USA - February 12, 2025 - Euronet (or the “Company”) (NASDAQ: EEFT), a global leader in payments processing and cross-border transactions, today announced fourth quarter and full year 2024 financial results.

Euronet reports the following consolidated results for the fourth quarter 2024 compared with the same period of 2023:

•	Revenues of $1,047.3 million, a 9% increase from $957.7 million (10% increase on a constant currency[1] basis).
•	Operating income of $122.7 million, a 26% increase from $97.4 million (27% increase on a constant currency basis).
•	Adjusted operating income[2] of $122.7 million, a 23% increase from $99.9 million (24% increase on a constant currency basis).
•	Adjusted EBITDA[3] of $165.8 million, a 12% increase from $147.6 million (13% increase on a constant currency basis).
•	Net income attributable to Euronet of $45.2 million, or $0.98 diluted earnings per share, compared with $69.3 million, or $1.43 diluted earnings per share.
•	Adjusted earnings per share[4] of $2.08, a 10% increase from $1.88.
•
Euronet's cash and cash equivalents were $1,278.8 million and ATM cash was $643.8 million, totaling $1,922.6 million as of December 31, 2024, and availability under its revolving credit facilities was approximately $1,335 million.

Euronet reports the following consolidated results for the full year 2024 compared with the same period of 2023:

•	Revenues of $3,989.8 million, an 8% increase from $3,688.0 million (9% increase on a constant currency basis).
•	Operating income of $503.2 million, a 16% increase from $432.6 million (18% increase on a constant currency basis).
•	Adjusted operating income of $502.8 million, a 16% increase from $432.1 million (18% increase on a constant currency basis).
•	Adjusted EBITDA of $678.5 million, a 10% increase from $618.7 million (11% increase on a constant currency basis).
•	Net income attributable to Euronet of $306.0 million, or $6.45 diluted earnings per share, compared with $279.7 million, or $5.50 diluted earnings per share.
•	Adjusted earnings per share of $8.61, a 15% increase from $7.46.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased we delivered 15% growth in Adjusted EPS for the full year -- at the top end of our range, driven by strong performance in all three segments. As we entered 2024 we told shareholders that we expected our Adjusted EPS to grow between 10% and 15%, and we would be driving to go through the range. Throughout the year our results increasingly demonstrated that it was likely we would perform at the upper end of that range.  Now with these very good fourth quarter results, you can see we performed at the top of the range and even ahead of our historical 10- and 20-year CAGR rates. I would like to also point out that our 2024 adjusted EPS of $8.61 was adversely impacted by significant increases in interest and tax expense, but also benefited from share repurchases. With interest, taxes and share repurchases netting each other, you can see that the 15% increase in adjusted EPS was driven by the 16% increase in operating income made possible by strong revenue growth, scale and cost management. For the fourth quarter we delivered record adjusted EPS of $2.08, a 10% year-over-year increase as well as double-digit growth in operating income and adjusted EBITDA," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "EFT delivered double-digit growth across all metrics driven by international travel, growth in merchant acquiring business, fee increase opportunities, and expansion into new markets. Money Transfer produced strong fourth quarter results across all metrics including a 33% growth in digital transactions. In epay, our core business delivered strong results from continued digital branded payments and mobile growth."

Adjusted operating income and adjusted EBITDA were adjusted for non-cash purchase accounting adjustments in the EFT Segment during the fourth quarter and full-year of 2023 and the full year of 2024 and a non-cash gain in the full year 2023.

Taking into consideration recent trends in the business and the global economy, the Company anticipates its 2025 adjusted EPS will grow 12% to 16% year-over-year, consistent with its 10 and 20 year compounded annualized growth rates. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2024 compared with the same period or date in 2023:

•	Revenues of $265.6 million, a 12% increase from $237.9 million (13% increase on a constant currency basis).
•	Operating income of $37.3 million, a 46% increase from $25.5 million (48% increase on a constant currency basis).
•	Adjusted operating income of $37.3 million, a 33% increase from $28.0 million (35% increase on a constant currency basis).
•	Adjusted EBITDA of $61.7 million, an 18% increase from $52.2 million (19% increase on a constant currency basis).
•	Transactions of 3,203 million, a 35% increase from 2,369 million.
•
Total of 55,248 installed ATMs as of December 31, 2024, a 5% increase from 52,652 at December 31, 2023. Operated 49,945 active ATMs as of December 31, 2024, a 6% increase from 47,303 as of December 31, 2023.

The EFT Processing Segment reports the following results for the full year 2024 compared with the same period in 2023:

•	Revenues of $1,161.2 million, a 10% increase from $1,058.3 million (10% increase on a constant currency basis).
•	Operating income of $256.0 million, a 24% increase from $206.3 million (25% increase on a constant currency basis).
•	Adjusted operating income of $255.6 million, a 24% increase from $205.8 million (25% increase on a constant currency basis).
•	Adjusted EBITDA of $353.5 million, an 18% increase from $300.4 million (19% increase on a constant currency basis).
•	Transactions of 11,424 million, a 35% increase from 8,473 million.

Revenue, operating income, and adjusted EBITDA growth for both the fourth quarter and full year 2024 was driven by continued growth in transactions in nearly all markets, new market expansion, fee increase opportunities, cost management and growth in the merchant acquiring business with adjusted EBITDA doubling in the last two years.

The EFT Segment's total installed ATMs at December 31, 2024 grew 5% over December 31, 2023 ATMs due to the net addition of 1,729 Euronet-owned ATMs, 773 new outsourcing ATMs and the addition of 94 low-margin ATMs in India. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated.

The epay Segment reports the following results for the fourth quarter 2024 compared with the same period or date in 2023:

•	Revenues of $342.2 million, an 8% increase from $316.7 million (10% increase on a constant currency basis).
•	Operating income of $48.0 million, a 10% increase from $43.6 million (12% increase on a constant currency basis).
•	Adjusted EBITDA of $49.9 million, a 10% increase from $45.4 million (12% increase on a constant currency basis).
•	Transactions of 1,185 million, a 31% increase from 906 million.
•	POS terminals of approximately 777,000 as of December 31, 2024, a 5% decrease from approximately 821,000.
•	Retailer locations of approximately 362,000 as of December 31, 2024, a 3% increase from approximately 352,000.

The epay Segment reports the following results for the full year 2024 compared with the same period in 2023:

•	Revenues of $1,150.5 million, a 6% increase from $1,082.4 million (7% increase on a constant currency basis).
•	Operating income of $129.9 million, a 3% increase from $126.2 million ( 4% increase on a constant currency basis).
•	Adjusted EBITDA of $137.2 million, a 3% increase from $133.1 million (4% increase on a constant currency basis).
•	Transactions of 4,374 million, a 15% increase from 3,789 million.

Fourth quarter and full year 2024 constant currency revenue, operating income and adjusted EBITDA growth was driven by continued expansion of digital branded payment and mobile sales.

The Money Transfer Segment reports the following results for the fourth quarter 2024 compared with the same period or date in 2023:

•	Revenues of $441.9 million, a 9% increase from $405.1 million (9% increase on a constant currency basis).
•	Operating income of $58.4 million, a 13% increase from $51.9 million (12% increase on a constant currency basis).
•	Adjusted EBITDA of $64.4 million, a 9% increase from $59.3 million (9% increase on a constant currency basis).
•	Total transactions of 46.9 million, an 11% increase from 42.4 million.
•	Network locations of approximately 607,000 as of December 31, 2024, a 5% increase from approximately 580,000.

The Money Transfer Segment reports the following results for the full year 2024 compared with the same period in 2023:

•	Revenues of $1,686.5 million, an 8% increase from $1,555.2 million (9% increase on a constant currency basis).
•	Operating income of $201.0 million, an 8% increase from $185.4 million (9% increase on a constant currency basis).
•	Adjusted EBITDA of $227.0 million, a 5% increase from $216.4 million (5% increase on a constant currency basis).
•	Total transactions of 176.9 million, a 9% increase from 161.7 million.

Fourth quarter constant currency revenue, operating income and adjusted EBITDA growth was the result of 14% growth in U.S.-outbound transactions, 11% growth in international-originated money transfers and 8% growth in xe transactions, partially offset by a 14% decline in the intra-U.S. business. These transaction growth rates include 33% growth in direct-to-consumer digital transactions.

Full year 2024 constant currency revenue, operating income, and adjusted EBITDA growth was the result of 12% growth in U.S.-outbound transactions, 11% growth in international-originated money transfers and 16% growth in xe transactions, partially offset by a 14% decline in the intra-U.S. business. These transaction growth rates include 28% growth in direct-to-consumer digital transactions.

Corporate and Other reports $21.0 million of expense for the fourth quarter 2024 compared with $23.6 million for the fourth quarter 2023. For the full year 2024, Corporate and Other reports $83.7 million of expense compared with $85.3 million for the full year 2023. The decrease in corporate expenses for both the fourth quarter and full year 2024 is largely the result of a decrease in long-term compensation expenses based on lower share value.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand were $1,278.8 million as of December 31, 2024, compared to $1,524.1 million as of September 30, 2024. The net decrease in unrestricted cash and cash equivalents during the quarter is mainly due to working capital fluctuations, repayment of short-term borrowings, $50 million in share repurchases, partially offset by cash generated from operations. Total indebtedness was $1,949.8 million as of December 31, 2024, compared to $2,278.8 million as of September 30, 2024. The decrease in debt was largely due to repayment of short-term borrowings. Availability under the Company's revolving credit facility was approximately $1,335 million as of December 31, 2024. The increase in availability of the revolving credit facility was primarily the result of an increase and extension of our credit facility in December 2024 from $1.25 billion to $1.90 billion.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding, to the extent incurred in the period, non-cash gains and non-cash purchase accounting adjustments. Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation, non-cash gains, non-cash purchase accounting adjustments and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4)Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash gains and non-cash purchase accounting adjustments f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 13, 2025, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Fourth Quarter 2024 Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
A global leader in payments processing and cross-border transactions, Euronet moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit processing, ATMs, point-of-sale services, branded payments, currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

Starting in Central Europe in 1994, Euronet now supports an extensive global real-time digital and cash payments network that includes 55,248 installed ATMs, approximately 1,160,000 EFT point-of-sale terminals and a growing portfolio of outsourced debit and credit card services which are under management in 67 countries; card software solutions; a prepaid processing network of approximately 777,000 point-of-sale terminals at approximately 362,000 retailer locations in 64 countries; and a global money transfer network of approximately 607,000 locations serving 197 countries and territories with digital connections to 4.1 billion bank accounts and 3.1 billion digital wallet accounts. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 or other pandemics; inflation; military conflicts in the Ukraine and the Middle East, and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2024	December 31,
	(unaudited)	2023

ASSETS
Current assets:
Cash and cash equivalents	$1,278.8	$1,254.2
ATM cash	643.8	525.2
Restricted cash	9.2	15.2
Settlement assets	1,522.7	1,681.5
Trade accounts receivable, net	284.9	370.6
Prepaid expenses and other current assets	297.1	316.0

Total current assets	4,036.5	4,162.7

Property and equipment, net	329.7	332.1
Right of use lease asset, net	132.1	142.6
Goodwill and acquired intangible assets, net	1,048.1	1,015.1
Other assets, net	288.1	241.9

Total assets	$5,834.5	$5,894.4

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,522.7	$1,681.5
Accounts payable and other current liabilities	841.0	816.9
Current portion of operating lease liabilities	48.3	50.3
Short-term debt obligations	814.0	151.9

Total current liabilities	3,226.0	2,700.6

Debt obligations, net of current portion	1,134.4	1,715.4
Operating lease liabilities, net of current portion	87.4	95.8
Capital lease obligations, net of current portion	1.4	2.3
Deferred income taxes	71.8	47.0
Other long-term liabilities	84.3	83.6

Total liabilities	4,605.3	4,644.7

Equity	1,229.2	1,249.7

Total liabilities and equity	$5,834.5	$5,894.4

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Revenues	$3,989.8	$3,688.0	$1,047.3	$957.7

Operating expenses:
Direct operating costs	2,389.3	2,222.8	640.8	596.4
Salaries and benefits	650.2	602.9	167.9	158.0
Selling, general and administrative	315.3	296.8	83.4	72.4
Depreciation and amortization	131.8	132.9	32.5	33.5
Total operating expenses	3,486.6	3,255.4	924.6	860.3
Operating income	503.2	432.6	122.7	97.4

Other income (expense):
Interest income	23.8	15.2	5.7	5.1
Interest expense	(80.5)	(55.6)	(21.3)	(16.5)
Foreign currency exchange (loss) gain	(19.1)	8.0	(35.5)	11.6
Other income	21.5	0.2	4.3	0.3
Total other (expense) income, net	(54.3)	(32.2)	(46.8)	0.5
Income before income taxes	448.9	400.4	75.9	97.9

Income tax expense	(142.6)	(120.9)	(30.6)	(28.4)

Net income	306.3	279.5	45.3	69.5
Net (income) loss attributable to non-controlling interests	(0.3)	0.2	(0.1)	(0.2)
Net income attributable to Euronet Worldwide, Inc.	$306.0	$279.7	$45.2	$69.3
Add: Interest expense from assumed conversion of convertible notes, net of tax	4.2	4.2	0.9	1.0
Net income for diluted earnings per share calculation	$310.2	$283.9	$46.1	$70.3
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$6.45	$5.50	$0.98	$1.43

Diluted weighted average shares outstanding	48,082,766	51,599,633	47,050,602	49,066,284

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2024

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$45.3

Add: Income tax expense					30.6
Add: Total other expense, net					46.8

Operating income (expense)	$37.3	$48.0	$58.4	$(21.0)	$122.7

Add: Depreciation and amortization	24.4	1.9	6.0	0.2	32.5
Add: Share-based compensation	—	—	—	10.6	10.6

Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$61.7	$49.9	$64.4	$(10.2)	$165.8

	Three months ended December 31, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$69.5

Add: Income tax expense					28.4
Less: Total other income, net					(0.5)

Operating income (expense)	$25.5	$43.6	$51.9	$(23.6)	$97.4
Add: non-cash purchase accounting expense adjustment	2.5	—	—	—	2.5
Adjusted operating income (expense) (1)	28.0	43.6	51.9	(23.6)	99.9

Add: Depreciation and amortization	24.2	1.8	7.4	0.1	33.5
Add: Share-based compensation	—	—	—	14.2	14.2

Earnings before interest, taxes, depreciation, amortization, non-cash purchase accounting expense adjustment and share-based compensation (Adjusted EBITDA) (1)	$52.2	$45.4	$59.3	$(9.3)	$147.6

(1) Adjusted operating income (expense) and Adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2024

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$306.3

Add: Income tax expense					142.6
Add: Total other expense, net					54.3

Operating income (expense)	$256.0	$129.9	$201.0	$(83.7)	$503.2

Less: Non-cash purchase accounting income adjustment	(0.4)	—	—	—	(0.4)
Adjusted operating income (expense) (1)	255.6	129.9	201.0	(83.7)	502.8

Add: Depreciation and amortization	97.9	7.3	26.0	0.6	131.8
Add: Share-based compensation	—	—	—	43.9	43.9

Earnings before interest, taxes, depreciation, amortization, non-cash purchase accounting income adjustment and share-based compensation (Adjusted EBITDA) (1)	$353.5	$137.2	$227.0	$(39.2)	$678.5

	Twelve months ended December 31, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$279.5

Add: Income tax expense					120.9
Add: Total other expense, net					32.2

Operating income (expense)	$206.3	$126.2	$185.4	$(85.3)	$432.6

Add: Non-cash purchase accounting expense adjustment	2.5	—	—	—	2.5
Less: Non-cash gain	(3.0)	—	—	—	(3.0)
Adjusted operating income (expense) (1)	205.8	126.2	185.4	(85.3)	432.1

Add: Depreciation and amortization	94.6	6.9	31.0	0.4	132.9
Add: Share-based compensation	—	—	—	53.7	53.7

Earnings before interest, taxes, depreciation, amortization, non-cash purchase accounting expense adjustment, non-cash gain and share-based compensation (Adjusted EBITDA) (1)	$300.4	$133.1	$216.4	$(31.2)	$618.7

(1) Adjusted operating income (expense) and Adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Net income attributable to Euronet Worldwide, Inc.	$306.0	$279.7	$45.2	$69.3

Foreign currency exchange loss (gain)	19.1	(8.0)	35.5	(11.6)
Intangible asset amortization(1)	21.7	24.4	4.7	5.4
Share-based compensation(2)	43.9	53.7	10.6	14.2
Non-cash gain(3)	—	(3.0)	—	—
Non-cash purchase accounting (income) expense adjustment(4)	(0.4)	2.5	—	2.5
Income tax effect of above adjustments(5)	13.2	(3.0)	3.2	1.2
Non-cash investment gain(6)	(20.3)	—	(3.5)	—
Non-cash GAAP tax expense (benefit)(7)	9.9	19.7	(3.1)	6.4

Adjusted earnings(8)	$393.1	$366.0	$92.6	$87.4

Adjusted earnings per share - diluted(8)	$8.61	$7.46	$2.08	$1.88

Diluted weighted average shares outstanding (GAAP)	48,082,766	51,599,633	47,050,602	49,066,284
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	369,573	230,000	295,559	158,030
Adjusted diluted weighted average shares outstanding	45,670,521	49,047,815	44,564,343	46,442,496

(1) Intangible asset amortization of $4.7 million and $5.4 million are included in depreciation and amortization expense of $32.5 million and $ 33.5 million for both the three months ended December 31, 2024 and December 31, 2023, in the consolidated statements of operations. Intangible asset amortization of $21.7 million and $24.4 million are included in depreciation and amortization expense of $131.8 million and $132.9 million for the twelve months ended December 31, 2024 and December 31, 2023, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $10.6 million and $14.2 million are included in salaries and benefits expense of $167.9 million and $158.0 million for the three months ended December 31, 2024 and December 31, 2023, respectively, in the consolidated statements of operations. Share-based compensation of $43.9 million and $53.7 million are included in salaries and benefits expense of $650.2 million and $602.9 million for the twelve months ended December 31, 2024 and December 31, 2023, respectively, in the consolidated statements of operations.

(3) A non-cash gain of $3.0 million is included in operating income for the twelve months ended December 31, 2023, in the consolidated statements of operations.

(4) Non-cash purchase accounting (income)/expense adjustment of respectively ($0.4) million and $2.5 million is included in operating income for the twelve months ended December 31, 2024 and December 31, 2023 in the consolidated statement of operations.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) Non-cash investment gain of respectively $3.5 million and $20.3 million for the three and twelve months ended December 31, 2024 is included in other income in the consolidated statement of operations.

(7) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(8) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.